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                                   Exhibit 1

Connecticut Mutual Life Insurance Company Board of Directors Resolution establishing the Separate Account

                   RESOLUTION AUTHORIZING EXECUTIVE OFFICERS
                         TO ESTABLISH SEPARATE ACCOUNT
                    AND OTHERWISE ACT ON BEHALF OF COMPANY

       Voted:

       to authorize the issuance and distribution of variable annuity contracts and to authorize the Executive Officers of the Company, in preparation for or in implementation of such issuance and distribution, to take whatever action is necessary or desirable towards that end including, but not necessarily limited to: the establishment of one or more Separate Accounts, the application for and membership in any national securities association, and compliance with all federal and state insurance, securities or other laws, regulations or requirements relating thereto.

The undersigned, the duly selected, qualified Secretary of Connecticut Mutual Life Insurance Company, a corporation, does hereby certify that the foregoing is a true and correct copy of a resolution duly adopted by the Board of Directors on April 5, 1968 at which meeting a quorum was present and votes, and that said resolution has not been modified, amended or repealed.

Dated: June 26, 1981                      /s/ David C. Kline
                                          --------------------------
                                          David C. Kline
                                          Secretary

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